Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE REPORTS LARGE INCREASE IN DEPOSITS

Albuquerque, NM—April 27, 2009

OVERVIEW:

•	Core deposits increased by $158.9 million.

•	Bolstering the allowance for loan losses results in loss for the quarter of $24.4 million.

•	Net interest margin of 3.27% for the quarter.

•	Loans decreased by $50.5 million, improving liquidity position.

•	Signed definitive agreement to sell Colorado branches.

•	TARP application was withdrawn to maintain independence.

First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced a first quarter 2009 loss of $24.4 million, or $(1.19) per diluted share, compared to net income of $3.9 million or $0.19 per diluted share for the same period in 2008. The net loss for the three months ended March 31, 2009 resulted primarily from the level of provision for loan losses due to increased non-performing assets and charge-offs.

“Due primarily to our proactive approach to identifying problem loans, this was a difficult quarter from a credit perspective, but we are beginning to see signs that real estate values in our markets have stabilized,” stated Michael R. Stanford, President and Chief Executive Officer. “After reaching a pinnacle in January, we saw a positive trend in our provision and the volume of new problem loans in February and March, so we are cautiously optimistic that the worst of our credit issues are behind us. We withdrew our TARP application as this source of capital no longer made sense for the Company and our shareholders. The sale of our Colorado branches will not only provide us with a much needed boost in our capital ratios, roughly equivalent to a capital injection of $60 million, but will also allow us to refocus our efforts on our legacy New Mexico market and to prepare for eventual growth in the Arizona market. We are delighted with the recent increase in our core deposits and expect further improvements in our liquidity and capital ratios through the steady run off of our remaining loan portfolio in Utah and Colorado, combined with an expected further increase in deposits. Our capacity for lending going forward will be focused on meeting our customer needs in New Mexico and Arizona,” continued Stanford.

At March 31, 2009, the loans to be sold in the Colorado transaction were classified as held for sale on the consolidated balance sheet. We reclassified approximately $406.6 million of net loans from held for investment to available for sale, consisting of $415.1 million in total loans, offset by the associated allowance for loan losses of approximately $8.5 million. Deposits and securities sold under agreements to repurchase of $480 million and $3.1 million, respectively, and premises and equipment of $19.1 million are also reflected as held for sale on the consolidated balance sheet.

INCOME STATEMENT HIGHLIGHTS:

	First Quarter Ended March 31,
(Unaudited-$ in thousands, except share and per share amounts)	2009	2008
Interest income	$41,230	$52,969
Interest expense	14,878	21,564

Net interest income	26,352	31,405
Provision for loan losses	(33,300)	(3,900)

Net interest income (loss) after provision for loan losses	(6,948)	27,505
Non-interest income	9,634	6,212
Non-interest expense	27,059	27,761

Income (loss) before income taxes	(24,373)	5,956
Income tax expense	—	2,031

Net income (loss)	$(24,373)	$3,925

Basic earnings (loss) per share	$(1.19)	$0.19
Diluted earnings (loss) per share	$(1.19)	$0.19
Weighted average basic shares outstanding	20,468,411	20,135,032
Weighted average diluted shares outstanding	20,468,411	20,157,739

FINANCIAL RATIOS:

	First Quarter Ended March 31,
(unaudited)	2009	2008
Return on average assets	(2.88)%	0.46%
Return on average equity	(63.69)%	4.99%
Efficiency ratio	75.19%	73.80%
Operating expenses to average assets	3.20%	3.27%
Net interest margin	3.27%	4.12%
Average equity to average assets	4.51%	9.28%
Leverage ratio:
Consolidated	4.88%	8.47%
Bank Subsidiary	6.48%	8.37%
Total risk-based capital ratio
Consolidated	8.90%	10.71%
Bank Subsidiary	9.02%	10.61%

BALANCE SHEET HIGHLIGHTS:

(Unaudited – $ in thousands except per share amounts)	March 31, 2009	December 31, 2008	March 31, 2008	$ Change from December 31, 2008	$ Change from March 31, 2008
Total assets	$3,549,825	$3,415,049	$3,460,038	$134,776	$89,787
Total loans	2,704,048	2,754,589	2,610,192	(50,541)	93,856
Investment securities	506,326	488,996	493,772	17,330	12,554
Deposits	2,727,169	2,522,542	2,580,601	204,627	146,568
Non-interest bearing deposits	497,226	453,319	466,447	43,907	30,779
Interest bearing deposits	2,229,943	2,069,223	2,114,154	160,720	115,789
Borrowings	597,400	596,060	349,988	1,340	247,412
Shareholders’ equity	135,301	159,254	316,144	(23,953)	(180,843)
Book value per share	$6.59	$7.84	$15.72	$(1.25)	$(9.13)
Tangible book value per share	$5.86	$7.08	$8.52	$(1.22)	$(2.66)

Net interest income was $26.4 million for the first quarter of 2009 compared to $31.4 million for the same quarter of 2008. Our net interest margin was 3.27% and 4.12% for the first quarter of 2009 and 2008, respectively.

The decrease in the net interest margin is primarily due to the decrease in the federal funds target rate that began in September 2007 and continued through December 2008. The Federal Reserve Bank has lowered the federal funds target rate by 500 basis points, 400 of which occurred in calendar 2008, leading to an equal decrease in the prime lending rate. A significant portion of our loan portfolio is tied directly to the prime lending rate and adjusts daily when there is a change in the prime lending rate. The rates paid on customer deposits are influenced more by competition in our markets and tend to lag behind Federal Reserve Bank action in both timing and magnitude, particularly in this very low rate environment. In conjunction with the Federal Reserve Bank’s lower target rates, we have lowered selected deposit rates, but remain competitive in the markets we serve. Our asset sensitivity combined with the fact that deposit repricing is slow and minimal because of the low rate environment has had a negative impact on the margin. The increase in the level of non-accrual loans has also negatively impacted the net interest margin. Over the last year, and due to overall market conditions, our overall balance sheet mix has changed. We are currently targeting a loan to deposit ratio below 100%, but due to the strong loan growth in the first half of 2008, combined with an increasingly difficult deposit generating environment, the total amount of loans that exceed our deposits has grown, requiring us to utilize additional funding sources beginning in the second half of 2008. This has resulted in an increase in average borrowings of $217 million since March 31, 2008, and contributed to the compression in our net interest margin. Although our borrowing rates have decreased, our core deposits, including non-interest bearing accounts provide for a lower overall funding source. In addition, in the first quarter of 2009, in order to increase our liquidity position, we issued additional brokered deposits and borrowed additional funds from the Federal Home Loan Bank (“FHLB”), resulting in an increase in lower yielding cash on the balance sheet. We have also lengthened the maturities of our newly issued brokered deposits and FHLB borrowings over the next two to three years to further strengthen our liquidity position. Although these activities may cause further margin compression, we believe that the improvement in our current liquidity position clearly outweighs the potential margin compression that could occur over the next few quarters. The extent of future changes in our net interest margin will depend on the amount and timing of any Federal Reserve rate changes, our overall liquidity position, our non-performing asset levels, our ability to manage the cost of interest-bearing liabilities, and our ability to stay competitive in the markets we serve.

ALLOWANCE FOR LOAN LOSSES:

(Unaudited - $ in thousands)	Quarter ended March 31, 2009	Year ended December 31, 2008	Quarter ended March 31, 2008
Balance beginning of period	$79,707	$31,712	$31,712
Provision for loan losses	33,300	71,618	3,900
Net charge-offs	(13,261)	(23,623)	(1,116)
Allowance related to loans available for sale	(8,469)	—	—

Balance end of period	$91,277	$79,707	$34,496

Allowance for loan losses to total loans held for investment	4.01%	2.91%	1.33%
Allowance for loan losses to non-performing loans	56%	67%	69%

NON-PERFORMING ASSETS:

(Unaudited - $ in thousands)	March 31, 2009	December 31, 2008	March 31, 2008
Accruing loans – 90 days past due	$2	$4,139	$553
Non-accrual loans	163,585	114,138	49,748

Total non-performing loans	$163,587	$118,277	$50,301
Other real estate owned	17,754	18,894	16,551

Total non-performing assets	$181,341	$137,171	$66,852

Potential problem loans	$246,200	$130,884	$71,862
Total non-performing assets to total assets	5.11%	4.02%	1.93%

First State’s provision for loan losses was $33.3 million for the first quarter of 2009 compared to $3.9 million for the same quarter of 2008. The increase is primarily a result of an increase in net charge-offs, an increase in non-performing loans, and growth of the portfolio from March 31, 2008 to March 31, 2009. First State’s allowance for loan losses was 4.01% and 1.33% of total loans held for investment at March 31, 2009 and March 31, 2008, respectively. The allowance for loan losses to non-performing loans decreased from 67% at December 31, 2008 to 56% at March 31, 2009, partially due to the reclassification of $8.5 million of the allowance attributable to the loans available for sale included in the anticipated sale of the Colorado branches, all of which are performing credits. Also, the net increase in non-performing loans during the quarter was $45.3 million, while the provision for loan losses resulting from the Company’s assessment of reserves needed on those additional non-performing loans exceeded the net charge-offs for the quarter by $20.0 million, further contributing to the decrease in the ratio of the allowance for loan losses to non-performing loans. Approximately 95% of the Company’s non-performing loans are secured by real estate, where fair value is more determinable based on appraisals, which decreases the reserves needed on those loans, compared to other categories where the collateral is less tangible.

“In January and February of 2009 we received and reviewed updated financial and other information from many of our commercial borrowers, which led to a substantial increase in our non-performing and potential problem assets in the first two months of the quarter, commented H. Patrick Dee, Executive Vice President and Chief Operating Officer. “As a result, we increased our provision for loan losses, adding over $20 million to our allowance for loan losses, above the amount we charged off during the quarter. Due to the slight improvement in many of our asset quality metrics that we saw in March 2009, we do not believe that the results in the first quarter are necessarily an indicator of future trends. As of March 31, 2009, our allowance for loan losses included $55 million that is not included in our capital ratios,” continued Dee.

NON-INTEREST INCOME:

	First Quarter Ended March 31,
(Unaudited - $ in thousands)	2009	2008	$ Change	% Change
Service charges on deposit accounts	$3,763	$2,992	$771	26%
Credit and debit card transaction fees	952	937	15	2
Gain (loss) on investment securities	2,754	(236)	2,990	1,267
Gain on sale of mortgage loans	1,365	1,247	118	10
Other	800	1,272	(472)	(37)

	$9,634	$6,212	$3,422	55%

The increase in service charges on deposit accounts is primarily due to an increase in NSF fees charged per occurrence, a reduction in fees waived from deposit accounts, and an increase in account analysis fees.

The increase in gain on investment securities is due to an increase in sales of investment securities during the period. During the first quarter of 2009, certain securities were sold at a gain as part of our continued efforts to bolster capital. The 2008 loss on investment securities includes an other-than-temporary charge of $333,000 on FHLMC preferred stock, held in the available for sale portfolio and acquired as part of the acquisition of Front Range Capital Corporation in March 2007.

The decrease in other non-interest income is primarily due to a decrease in official check outsourcing fee income as official check processing was brought in-house in the fourth quarter of 2008. The decrease is also attributable to the redemption of VISA stock that occurred in the first quarter of 2008.

NON-INTEREST EXPENSE:

	First Quarter Ended March 31,
(Unaudited - $ in thousands)	2009	2008	$ Change	% Change
Salaries and employee benefits	$11,522	$13,517	$(1,995)	(15)%
Occupancy	3,818	4,025	(207)	(5)
Data processing	1,477	1,549	(72)	(5)
Equipment	1,915	2,144	(229)	(11)
Legal, accounting, and consulting	1,354	576	778	135
Marketing	659	747	(88)	(12)
Telephone	371	493	(122)	(25)
Other real estate owned	960	502	458	91
FDIC insurance premiums	1,486	465	1,021	220
Amortization of intangibles	602	640	(38)	(6)
Other	2,895	3,103	(208)	(7)

	$27,059	$27,761	$(702)	(3)%

The decrease in salaries and benefits is primarily due to a decrease in headcount. At March 31, 2009, full time equivalent employees totaled 775, compared to 873 at March 31, 2008. The decrease is also due to a decrease in share-based compensation expense, a decrease in incentive bonus expense, a decrease in self-insured medical and dental claims, and a decrease in expenses related to temporary help.

The increase in legal, accounting, and consulting is primarily due to legal and investment banking costs incurred in connection with the pending sale of our Colorado branches, and consultation costs related to a staffing model that was prepared in connection with our continued efforts to control non-interest expenses.

The increase in other real estate owned is primarily due to an increase in write-downs of properties to reflect their fair values and an increase in losses on sales of properties.

The increase in FDIC insurance premiums is due to new FDIC assessment rates that took effect on January 1, 2009, as well as an increase in deposits. In February 2009, the FDIC adopted an additional final rule which includes an additional uniform two basis point increase as well as other adjustments that will take effect on April 1, 2009. In conjunction with the February ruling, the FDIC also adopted an interim rule, imposing a twenty basis point emergency special assessment on June 30, 2009, to be collected on September 30, 2009. The interim rule also permits the imposition of an additional emergency special assessment after June 30, 2009, of up to ten basis points. Based on this rulemaking, we expect our 2009 FDIC insurance premiums to be approximately $12 million, including the twenty basis point emergency assessment. This estimate could change, depending on our level of deposits or further rulemaking.

There was no income tax expense for the three months ended March 31, 2009, as the net operating loss and other net deferred tax assets were fully offset by a deferred tax asset valuation allowance.

In conjunction with its first quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, April 27, 2009 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning April 27, 2009 through May 6, 2009 at www.fcbnm.com, Investor Relations.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 60 branches located in New Mexico, Colorado, and Arizona. On Friday, April 24, 2009, First State’s stock closed at $2.39 per share.

The following table provides selected information for average balances and average yields for the quarters ended March 31, 2009 and March 31, 2008:

	First Quarter Ended March 31, 2009		First Quarter Ended March 31, 2008
AVERAGE BALANCES:	Average Balance	Average Yield	Average Balance	Average Yield
(Unaudited - $ in thousands)
Loans	$2,738,421	5.32%	$2,558,587	7.42%
Investment securities	477,809	4.48%	500,683	4.58%
Interest-bearing deposits with other banks and federal funds sold	50,397	0.31%	8,222	3.67%
Total interest-earning assets	3,266,627	5.12%	3,067,492	6.95%
Total interest-bearing deposits	2,127,701	2.28%	2,089,306	3.28%
Total interest-bearing liabilities	2,787,462	2.16%	2,612,574	3.32%

Non interest-bearing demand accounts	461,007		458,648
Equity	154,707		316,651
Total assets	$3,426,646		$3,412,119

The following tables provide information regarding loans and deposits for the quarter ended March 31, 2009 and 2008, and the year ended December 31, 2008:

LOANS: (Unaudited - $ in thousands)	March 31, 2009		December 31, 2008		March 31, 2008
Commercial	$342,963	12.7%	$356,769	13.0%	$354,723	13.6%
Real estate – commercial	1,146,975	42.5%	1,172,952	42.6%	963,664	36.9%
Real estate – one- to four-family	270,114	10.0%	270,613	9.8%	242,302	9.3%
Real estate – construction	882,733	32.6%	896,117	32.5%	982,847	37.6%
Consumer and other	38,732	1.4%	41,474	1.5%	45,905	1.8%
Mortgage loans available for sale	22,531	0.8%	16,664	0.6%	20,751	0.8%

Total	$2,704,048	100.0%	$2,754,589	100.0%	$2,610,192	100.0%

DEPOSITS: (Unaudited - $ in thousands)	March 31, 2009		December 31, 2008		March 31, 2008
Non-interest bearing	$497,226	18.2%	$453,319	18.0%	$466,447	18.1%
Interest-bearing demand	302,056	11.1%	296,732	11.8%	331,072	12.8%
Money market savings accounts	562,060	20.6%	471,011	18.6%	471,704	18.3%
Regular savings	103,952	3.8%	100,691	4.0%	109,610	4.3%
Certificates of deposit less than $100,000	328,136	12.0%	325,110	12.9%	372,136	14.4%
Certificates of deposit greater than $100,000	485,527	17.9%	471,826	18.7%	712,726	27.6%
CDARS Reciprocal deposits	210,920	7.7%	212,249	8.4%	64,307	2.5%
Brokered deposits	237,292	8.7%	191,604	7.6%	52,599	2.0%

Total	$2,727,169	100.0%	$2,522,542	100.0%	$2,580,601	100.0%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on management’s current expectations or predictions of future results or events. We make these forward-looking statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this news release which relate to performance, development or activities that we expect or anticipate will or may happen in the future, are forward looking statements. The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, dispositions, competition, loan and deposit growth, timing of new branch openings, capital expectations, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements may be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “might,” “will,” “should,” “seek,” “could,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other similar expressions.

Forward-looking statements involve inherent risks and uncertainties and are based on numerous assumptions. They are not guarantees of future performance. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Forward-looking statements contained herein are made only as of the date made, and we do not undertake any obligation to update them to reflect events or circumstances after the date of this report to reflect the occurrence of unanticipated events.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors are included in our Form 10-K for the period ended December 31, 2008, as filed with the Securities and Exchange Commission.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.